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Exhibit 10.13

Execution Copy

EMPLOYMENT AGREEMENT

        This Employment Agreement is dated as of June 30, 2003 (the "Agreement"), and is between Travel Transaction Processing Corporation, a corporation organized and existing under the laws of Delaware ("Holding"), Rakesh Gangwal (the "Executive"), and as provided in Section 11(f), Worldspan, L.P., a limited partnership organized and existing under the laws of Delaware (the "Company").

W I T N E S S E T H:

        WHEREAS, commencing on the closing date of the Partnership Interest Purchase Agreement, dated as of March 3, 2003 (the "Purchase Agreement"), Holding desires that the Executive serve as Chairman of the Board of Directors of Holding (the "Board"), and as the President and Chief Executive Officer of the Company, and the Executive desires to accept such positions, in each case, on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between Holding, the Company and the Executive as follows:

        1.    Agreement to Employ; No Conflicts.    Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, in each case, as of the closing date of the Purchase Agreement (the "Effective Date"). The Executive represents that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not violated, and in connection with his employment with the Company will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound and (iii) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

        2.    Term; Positions and Responsibilities.    (a) Term. Unless the Executive's employment shall sooner terminate pursuant to Section 7, the Company shall employ the Executive for a term commencing on the Effective Date, and continuing until the fifth anniversary of the Effective Date. Thereafter, this Agreement will automatically renew for successive and consecutive additional one year periods following the end of its initial term and any extended term, unless the Company or the Executive gives the other party written notice at least 90 days prior to the date the term hereof would otherwise renew that it or he does not want the term to be so extended. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period."

          (b)    Position and Responsibilities.    During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and Chairman of the Holding Board. The Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with the Executive's title and position as the Board specifies from time to time. The Executive's position and responsibilities shall require him to spend a majority of his business time at the Company's headquarters located in Atlanta, Georgia, and/or traveling for Company business.

          (c)    Business Time.    During the Employment Period, the Executive agrees to devote his full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees and other activities, in each case only if and to the extent not substantially interfering with the performance of his responsibilities hereunder, and (ii) periods of vacation and sick leave to which he is entitled.

        3.    Compensation.    (a) Base Salary. As compensation for the services to be performed by the Executive during the Employment Period, the Company shall pay the Executive a base salary at an annualized rate of $500,000, payable in installments on the Company's regular payroll dates (but no less frequently than monthly). The Board shall review the Executive's base salary annually during the Employment Period and, in its sole discretion, may increase such base salary from time to time. The annual base salary payable to the Executive under this Section 3(a), as the same may be increased from time to time, shall hereinafter be referred to as the "Base Salary."

          (b)    Annual Bonus.    During the Employment Period, in addition to the Base Salary, the Company shall pay the Executive an annual bonus of $500,000. The Board shall review the Executive's annual bonus annually during the Employment Period and, in its sole discretion, may increase such annual bonus from time to time. The annual bonus payable to the Executive under this Section 3(b), as the same may be increased from time to time, shall hereinafter be referred to as the "Annual Bonus". The Annual Bonus may be paid during the year and shall be paid in full no later than 30 days following the year in which it is earned, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive. For calendar year 2003, Executive's Annual Bonus shall be pro rated and shall be equal to the Annual Bonus multiplied by a fraction, the numerator of which is equal to the number of days in such year the Executive was employed by the Company and the denominator of which is 365.

          (c)    Performance Bonus.    During the Employment Period, in addition to the Base Salary and Annual Bonus, the Executive shall be afforded an annual cash incentive bonus opportunity (the "Performance Bonus") with a target Performance Bonus equal to 100% of the sum of the Executive's Base Salary and Annual Bonus (the "Target Bonus"), which shall be payable if the Company achieves 100% of the performance objectives established from time to time by the Board or a committee thereof for the applicable period (the "Bonus Targets"), provided that if the actual performance of the Company for such period either exceeds or does not meet 100% of the Bonus Targets, then the amount of the Performance Bonus shall be adjusted positively or negatively according to the tiers specified in Appendix A. The Performance Bonus for Calendar year 2003 and any year thereafter in which the Executive's employment terminates pursuant to Section 2 shall be prorated to reflect the percentage of the year the Executive was employed by the Company. The actual amount payable in any period in respect of the Performance Bonus shall hereinafter be referred to as the "Incentive Bonus." The Incentive Bonus shall be paid as soon as practicable following the receipt by the Board of the Company's audited financial statements for the year it is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

        4.    Equity Arrangements.    (a) Grant of Common Stock. On the Effective Date, Holding shall grant the Executive 2,702,500 shares of the common stock of Holding (the "Promote Shares") with an aggregate value equal to $862,500, provided that Holding shall not be required to offer or grant the Promote Shares to the Executive at any time at which making such an offer or granting the Promote Shares would violate any applicable securities laws. The terms and conditions of the Executive's acquisition of the Promote Shares, including, but not limited to, the right of first offer of Holding and certain of its stockholders with respect to the Promote Shares, the right of Holding and certain of its stockholders to purchase the Promote Shares from the Executive under certain circumstances, certain restrictions on the Executive's ability to transfer the Promote Shares and Holding's payment to the Executive to cover taxes associated with such acquisition, shall be set forth in (i) the terms of a stock incentive plan that Holding will adopt (as amended from time to time, the "Stock Incentive Plan") (ii) a restricted stock subscription agreement to be entered into by the Executive and Holding, (iii) a stockholders' agreement (as amended from time to time, the "Stockholders Agreement") to be entered into by Citigroup Venture Capital Equity Partners, L.P., a limited partnership organized under the laws of Delaware ("CVC"), Ontario Teachers' Pension Plan Board, a corporation without share capital organized under the laws of Ontario, Canada ("OTPP"), the Executive and certain other stockholders and (iv) a registration rights agreement to be entered into by Holding, CVC, OTPP, and certain stockholders of Holding, as it may be amended from time to time. Copies of such agreements have been provided to the Executive.

          (b)    Options.    The Executive shall receive a grant of non-qualified options to purchase the common stock of Holding. Each such option will be granted pursuant to the terms of the Stock Incentive Plan and a stock option agreement to be entered into by the Executive and Holding, a copy of each of which are attached as Exhibit A and Exhibit B, respectively.

        5.    Employee Benefits.    During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all medical benefit, hospitalization, group life insurance, long term disability, and other employee welfare benefit plans that the Company provides to other senior executives (collectively, "Group Insurance Plans"). The Executive shall be entitled to participate in any qualified and non-qualified pension plans including, but not limited to, the Worldspan Employees' Pension Plan and Worldspan Retirement Benefit Restoration Plan (or be provided benefits equivalent to what he would receive under such plans as if such plan permitted Executive's participation therein as of the Effective Date), and deferred compensation plans that the Company provides to other senior executives and shall be given five years of pension service credit so that the Executive will have accrued five years of pension service and be fully vested in the pension benefit as of the date he commences employment with the Company. For purposes of determining the Executive's pension benefit: (a) in lieu of any other period prescribed in the plans, if the Executive's employment terminates prior to the fifth anniversary of the Effective Date, the Executive's final average monthly compensation shall be calculated based on the 60-consecutive month period immediately preceding termination of employment, and if such termination occurs after the fifth anniversary, the Executive's final average monthly compensation shall be based on the 60-consecutive month period which falls within the period beginning on the Effective Date and ending on the date of termination of employment which produces the highest average monthly compensation, (b) for purposes of measuring the 60-month period with respect to termination of employment prior to the fifth anniversary of the Effective Date, the Executive shall be deemed to have been employed by Worldspan during the 60-month period immediately preceding the Effective Date and to have received monthly compensation during such period equal to one-twelfth of the sum of his initial Base Salary, Annual Bonus and Target Bonus hereunder, and (c) for purposes of determining monthly compensation with respect to each calendar year or portion thereof during the Employment Period, the Executive's monthly compensation shall be equal to (A) the sum of the Base Salary, Annual Bonus and Incentive Compensation earned with respect to such calendar year (without regard to when such amounts are paid or are electively deferred) divided by 12 (or if fewer, the number of full months of actual employment during such calendar year), provided, that for any calendar year with respect to which no Incentive Compensation has been paid as of the date of termination of employment, the Executive shall be deemed to have earned Incentive Compensation equal to the Target Bonus for such calendar year.

        6.    Perquisites and Expenses.    (a) General. During the Employment Period, the Executive shall be entitled to participate in any special benefit or perquisite program generally available from time to time to senior officers of the Company on the terms and conditions then prevailing under such program.

          (b)    Business Travel, Lodging, etc.    The Company shall reimburse the Executive for reasonable travel, lodging, meals, business-related entertainment, and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's expense substantiation policy applicable to its senior executives as in effect from time to time (the "Expense Policy"). Such expenses shall include but not be limited to travel to and from Atlanta if the Executive resides elsewhere. To the extent Executive shall be obligated to pay any taxes with respect to any payments received under this Section 6(b), the Company shall pay Executive a Tax Gross Up (as defined in Section 11(g) below).

          (c)    Automobile Allowance.    The Executive shall receive a monthly automobile allowance equal to $1,500.

          (d)    Vacation.    During the Employment Period, the Executive shall be entitled to four weeks of paid vacation on an annualized basis with or without carryover accumulation in accordance with the Company's policy for its senior executives as in effect from time to time. The Executive shall be entitled to take sick leave in accordance with the Company's policy for its senior executives as in effect from time to time.

          (e)    Relocation Expenses and Housing Allowance.    In the event the Executive chooses to relocate to the Atlanta, Georgia area, the Company shall reimburse the Executive for reasonable relocation expenses actually incurred in connection with moving to Atlanta from the Washington, DC area and, at any time up until twelve months after termination of employment, from Atlanta to the Washington, DC area approved by the Board. Such relocation expenses shall be reimbursed within 30 days following submission of evidence, satisfactory to the Company, of the incurrence of each such expense and otherwise in accordance with the Expense Policy. For each and every month during the Employment Period prior to the Executive's relocation to Atlanta, the Company shall provide the Executive with an amount the Board determines to be a reasonable housing allowance sufficient to cover the additional costs to the Executive of maintaining a residence in the Atlanta, Georgia area (the "Housing Allowance"). The Company shall pay a Tax Gross Up to the Executive for any taxes to which he is subject as a result of his receipt of the reimbursement of relocation expenses or the Housing Allowance.

        7.    Termination.    (a) Death and Disability. Executive's employment shall terminate automatically upon the Executive's death and may be terminated by the Company following the Executive's Disability. For purposes of this Agreement, "Disability" shall mean any physical or mental ailment or incapacity, as determined by a licensed physician mutually agreed to by the Company and the Executive, which (i) prevents the Executive from performing his duties hereunder for 60 consecutive calendar days or longer, or for 90 total calendar days in any 12-month period and (ii) which is expected to be permanent.

          (b)    Termination by the Company.    The Company may terminate the Executive's employment with or without Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of a felony involving moral turpitude that results in harm to the Company or its affiliates, (ii) a judicial determination that the Executive committed fraud, misappropriation, or embezzlement against any Person, or (iii) the Executive's breach of any terms of this Agreement or willful or gross and repeated neglect or misconduct in the performance of his duties under Section 2(b) hereof, and that the Board in each instance determines in good faith has caused material harm to the Company or its affiliates or stakeholders, provided that in the case of the preceding clause (iii), the Company shall first have given the Executive written notice identifying the Executive's breach, neglect or misconduct, and the Executive shall have failed to satisfactorily cure (as determined in good faith by the Board) such breach, neglect, or misconduct within 30 days after receiving such written notice from the Company.

          (c)    Termination by Executive.    The Executive may terminate his employment at any time with or without Good Reason. For purposes of this Agreement, "Good Reason" means any of the following actions by the Company without the Executive's written consent:

            (A)  The assignment to the Executive of any duties inconsistent with Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as contemplated by Section 2, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

            (B)  The failure by the Company or Holding to elect the Executive to the offices set forth in Section 2 or the removal of the Executive from any such offices, but not including any appointment of another individual as the Company's President with the Executive's consent;

            (C)  A reduction in the Executive's Base Salary, Annual Bonus or Performance Bonus opportunity;

            (D)  A material breach by the Company of a material provision of this Agreement including but not limited to failure to provide the benefits, perquisites and expense reimbursements required in accordance with Section 5 and 6 (other than as a result of changes in tax or other laws affecting such provisions, in which event the parties will equitably adjust the affected provisions as mutually agreed and appropriate in light of such changes);

            (E)  the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor as contemplated by Section 10(b);

        provided that the Executive shall have first delivered a written notice to the Board of his intention to terminate his employment for Good Reason within 60 days of having actual knowledge of such act or acts or failure or failures to act and such notice stating in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and the Company shall have failed to cure such breach, act, failure or conduct within 30 days after receiving such written notice from the Executive.

          (d)    Notice of Termination.    Any termination by the Company for Cause or without Cause and any termination by the Executive with or without Good Reason shall be communicated by written notice (a "Notice of Termination") given in accordance with Section 11(e) hereof specifying the applicable termination provision in this Agreement relied upon.

          (e)    Date of Termination.    For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date specified in such Notice of Termination (or, if later, the expiration of any applicable cure or notice period) and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

          (f)    Resignation upon Termination.    Effective as of any Date of Termination under this Section 7 or as of such earlier date as the Company may request following the receipt or delivery of a Notice of Termination, the Executive shall resign, in writing, from all Board memberships and other positions then held by him with the Company and its subsidiaries, and hereby authorizes the Company to execute on his behalf any and all instruments of resignation necessary to effect the foregoing.

        8.    Obligations of the Company upon Termination.    (a) General. If the Executive's employment is terminated for any reason during the Employment Period, the Executive shall be entitled to receive (i) the Executive's full Base Salary earned and accrued through the Date of Termination (the "Earned Salary"), (ii) to the extent not already paid, a pro-rata portion of the Annual Bonus (the "Prorated Annual Bonus") equal to the Annual Bonus for the year in which the Executive's Employment is terminated multiplied by a fraction, the numerator of which is equal to the number of days in such year the Executive was employed by the Company and the denominator of which is 365 and (iii) any vested amounts or benefits owing to the Executive under or in accordance with the terms and conditions of this Agreement and the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"). Any Earned Salary and Prorated Annual Bonus shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 15 days, following the Date of Termination (or at such earlier date required by law) and Accrued Obligations shall be paid in accordance with the terms of this Agreement and the applicable plan, program or arrangement.

          (b)    Death or Disability.    If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, the Executive (or the Executive's beneficiaries or legal representatives under this Agreement) shall, in addition to the amounts provided in Section 8(a), be entitled to receive any benefits payable due to the Executive's death or Disability under this Agreement and the Company's plans, policies or programs and a Prorated Performance Bonus (as defined in clause 8(c)(i) below) (the "Additional Benefits") and, but without duplication, continued participation in the Group Insurance Plans on the same terms as such plans are being provided to the Company's senior executives for a period of 12 months following the Date of Termination for the Executive, his spouse and his dependents, as applicable. Additional Benefits shall be paid in accordance with the terms of this Agreement and the applicable plan, policy or program.

          (c)    Termination by the Company other than for Cause or by the Executive for Good Reason.    Subject to the provisions of Section 8(e), if, during the Employment Period, the Company terminates the Executive's employment other than for Cause or the Executive terminates his employment for Good Reason (each such termination an "Involuntary Termination"), the Executive shall, in addition to the amounts provided in Section 8(a), be entitled to receive (i) a pro-rata portion of the Performance Bonus or similar incentive compensation arrangement in effect on the Date of Termination (the "Prorated Performance Bonus") equal to the Target Bonus for the year in which the Executive's Employment is terminated (the "Partial Year") multiplied by a fraction, the numerator of which is equal to the number of days the Executive was employed by the Company during the Partial Year and the denominator of which is 365, (ii) continuation of the Executive's Base Salary in effect at the Date of Termination (the "Continued Salary") for a period beginning on the Date of Termination and ending on the third anniversary thereof (the "Continuation Period"), (iii) payment of the Annual Bonus for full years within the Continuation Period, and for partial years within the Continuation Period, payment of a pro-rata portion of the Annual Bonus equal to the Annual Bonus for the year in which the Executive's Employment is terminated multiplied by a fraction, the numerator of which is equal to the number of days within the Continuation Period during such partial year and the denominator of which is 365 (amounts payable under this clause (iii), the "Continued Annual Bonus) and (iv) continued participation in the Group Insurance Plans for the Executive, his spouse and his dependents, as applicable, on the same terms as such plans are being provided to the Company's senior executives during the Continuation Period.

        Any Prorated Performance Bonus shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days following the Date of Termination (or at such earlier date required by law). The Continued Salary and Continued Annual Bonus shall be payable in accordance with Section 3(a) and 3(b), as applicable, as if the Executive remained a senior officer of the Company.

          (d)    Termination Following a Change of Control.

            (i)    Subject to the provisions of Section 8(e), if, during the Employment Period there is a Change of Control (as defined below), and the Executive incurs an Involuntary Termination prior to the first anniversary of a Change in Control, the Executive shall, in addition to the amounts provided in Section 8(a), but in lieu of any other payments he may otherwise be entitled to under Section 8 of this Agreement, be entitled to receive (i) the Prorated Performance Bonus, (ii) a cash amount equal to three times the sum of (A) the Executive's Base Salary and Annual Bonus as in effect on the Date of Termination and (B) the Incentive Bonus earned in the year immediately preceding the year in which the Date of Termination occurs (the aggregate amount being the "Severance Payment"), and (iii) continued participation in the Group Insurance Plans on the same terms as such plans are being provided to the Company's senior executives for a period of 36 months following the Date of Termination for the Executive, his spouse, and his dependents, as applicable. Additionally, the Executive shall be deemed to have attained the normal retirement age immediately prior to the Date of Termination for purposes of the pension benefit described in Section 5 and, as such, shall be entitled to immediate commencement thereof without any actuarial or other reduction for commencement prior to normal retirement age.

        Any Prorated Performance Bonus shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 14 days following the Date of Termination (or at such earlier date required by law). The Severance Payment shall be paid within 14 days of the Date of Termination.

            (ii)   For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

            (A)  any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than CVC, OTPP, or any of their Affiliates or Qualified Transferees (as such terms are defined in the Stockholders Agreement), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holding representing more than 50% of the combined Voting Power (as defined below) of Holding's securities;

            (B)  within any 24-month period commencing after an initial public offering of the common stock of Holding, the persons who were directors of Holding at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board or the board of directors of any successor to Holding, provided that any director (i) elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office or (ii) designated to serve on the Board by CVC or OTPP pursuant to the Stockholder's Agreement shall be deemed to be an Incumbent Director for purposes of this definition of Change in Control;

            (C)  the stockholders of Holding, if at the time in question Holding is a stock company, approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of Holding (a "Corporate Event"), and immediately following the consummation of which the stockholders of Holding immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 50% of the consolidated assets of Holding immediately prior to such Corporate Event; or

            (D)  any other event occurs which the Board declares to be a Change of Control.

        Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred (a) merely as a result of an underwritten offering of the equity securities of Holding where no Person (including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than 50% of the beneficial ownership interests in such securities.

        For purposes of this Section 8(d)(ii), a specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

          (e)    Release.    The Executive's receipt of the benefits described in Sections 8(c) and 8(d) is conditioned on the Executive first executing and delivering to the Company a general release of all claims against the Company in substantially the form attached hereto as Exhibit C. The Company's obligation to make any of the payments and extended benefits described in Sections 8(c) or 8(d) that are in addition to the payments provided in Section 8(a) shall immediately cease, and the Executive shall immediately return any such post-termination payments from the Company should the Board determine in good faith that the Executive has materially violated the confidentiality, ownership of developments, non-competition, or non-solicitation provisions contained in Section 9 of this Agreement.

          (f)    Discharge of the Company's Obligations.    The amounts payable to the Executive pursuant to this Section 8 following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries, other than rights arising under any other agreement, plan, program or arrangement to which the Executive is a party or is covered, including but not limited to those referred to in Section 4 of this Agreement. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims based on provisions of this Agreement and the Executive's employment with the Company and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries, other than as excepted above.

          (g)    Certain Payment Adjustments.

            (i)    If any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company, any person whose actions result in a Change in Control of the Company, or any subsidiary (collectively, the "Covered Payments and each a "Payment"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would thereby subject the Executive to the tax (together with any interest or penalties inherently associated with the imposition of such tax, the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including, but not limited to, any income taxes, Excise Taxes and any interest or penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (ii)   Promptly after delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all Covered Payments as of the projected Date of Termination, together with the projected maximum amount which can be paid to the

    Executive without the Executive incurring an Excise Tax (such amount, the "Payment Cap"). All determinations required to be made under this Section 8(g), including the Payment Cap and whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the "Accountants"). The Accountants shall provide detailed supporting calculations to the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment (or, if later, within 15 days of the date it is determined by the Accountants that the Payment is subject to the Excise Tax, provided that the Accountants shall provide such calculations no later than 30 days after receipt of such notice from the Executive). Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accountant's determination. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments may not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Subsection 8(g)(iii) of this Agreement (below) and the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive (less any amount previously advanced pursuant to Section 8(g)(iii)). If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that the Excise Tax is less than the amount taken into account under Subsection 8(g)(i) of this Agreement (above) the Executive shall repay to the Company within 30 days of the Executive's receipt of notice of such Final Determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest (on an after-tax basis) received by the Executive on the amount of such repayment (including without duplication any amount previously advanced pursuant to Section 8(g)(iii)).

            (iii)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 15 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (A)  give the Company any information reasonably requested by the Company relating to such claim;

            (B)  take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

            (C)  cooperate with the Company in good faith in order effectively to contest such claim; and

            (D)  permit the Company to participate in any proceedings relating to such claim;

provided, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection 8(g)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amounts claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        9.    Restrictive Covenants.    (a) Confidentiality. In view of the fact that the Executive's work for the Company will bring him into close contact with many confidential affairs of the Company, information not readily available to the public, and also the Company's plans for further developments or activities, the Executive agrees during the Employment Period and thereafter to keep and retain in the strictest confidence all confidential matters ("Confidential Information") of the Company and its affiliates, including, but not limited to, "know how," financial information or plans; track records and other performance data; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information; information concerning new or potential products or markets; information concerning new or potential investors, customers, clients or shareholders; trade secrets; pricing policies; operational methods; technical processes; computer code; formulae, inventions and research projects; and other business affairs of the Company and its affiliates, that the Executive may develop or learn in the course of his employment, and not to disclose them to anyone outside of the Company, either during or after his employment with the Company, except (A) in good faith, in the course of performing his duties under this Agreement, (B) with the Company's express written consent (it being understood that Confidential Information shall not be deemed to include any information that is publicly disclosed by the Company) or (C) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency or other tribunal or investigative body in accordance with any applicable statute, rule or regulation (but only to the extent any such disclosure is compelled, and no further). On the occasion of the Executive's termination as an employee of the Company, or at any time the Company may so request, the Executive will return to the Company all tangible embodiments (in whatever medium) relating to Confidential Information that he may then possess or have under his control.

          (b)    Ownership of Developments.    The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Period (collectively "Developments"); provided that the Company shall not own Developments for which no equipment, supplies, facility or Confidential Information of the Company was used, and which were developed entirely on the

  Executive's time and do not relate to the business of the Company. Subject to the foregoing, the Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Period. The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Executive shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of the employment relationship and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, § 101).

          (c)    Non-Competition.    During the Employment Period and for a two year period thereafter, the Executive shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity listed on Appendix B, and such other entities as the Company and the Executive shall mutually agree from time to time. Notwithstanding anything to the contrary contained in this section 9(c), the Executive may continue to maintain an ownership interest in the entity previously identified by the Executive to the Company in writing and participate as a partner, principal or officer of such entity so long as such entity does not expand its business to engage in any business it is currently not engaged in which the Company is engaged in during the Employment Period.

          (d)    Non-Solicitation of Employees.    During the Employment Period and for a three year period thereafter, the Executive shall not, directly or indirectly, for the Executive's own account or for the account of any other natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a "Person") in any jurisdiction in which the Company or any of its affiliates has commenced or has made plans to commence operations during the Employment Period, (i) solicit for employment, employ, engage to perform services or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates at any time during the Employment Period (in the case of any such activity during such time) or during the six-month period preceding such solicitation, employment or interference (in the case of any such activity after the Date of Termination or otherwise as of the date of Executive's termination of employment with Company), other than any such solicitation or employment on behalf of the Company or any of its affiliates during the Employment Period, or (ii) induce any employee of the Company or any of its affiliates who is a member of management to engage in any activity which the Executive is prohibited from engaging in under any of the paragraphs of this Section 9 or to terminate his or her employment with the Company.

          (e)    Injunctive Relief with Respect to Covenants; Certain Acknowledgements and Agreements.

            (i)    The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality, ownership of developments, non-competition, and non-solicitation relate to special, unique, and extraordinary matter and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief

    (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants and obligations referred to in this Section 9. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity. Notwithstanding the foregoing, in the event the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company's remedies for any violation by the Executive of Section 9(c) after the first anniversary of such termination shall be limited to cessation of the Company's obligations to make any severance payments and provide any extended benefits under Sections 8(c) or 8(d) and to the return by the Executive of any post-employment payments made and benefits provided pursuant to Sections 8(c) and 8(d).

            (ii)   If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

            (iii)  The Executive acknowledges and agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to harm, the Company and its affiliates and that (i) in the course of his employment with the Company, the Executive will obtain Confidential Information that could be used to compete unfairly with the Company and its affiliates, (ii) the covenants and restrictions contained in Section 9 are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, (iii) the Executive desires to be bound by such covenants and restrictions, and (iv) the Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in Section 9, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

        10.    Successors.    (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors, including any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of ownership interests, or otherwise. The Company shall require any such successor to expressly acknowledge and agree in writing to assume the Company's obligations hereunder.

        11.    Miscellaneous.    (a) Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws. Subject to Section 11(b), in any action or proceeding brought with respect to or in connection with this Agreement, the Company and the Executive both hereby irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New York, and both parties consent to receive service of process in the State of New York. Subject to Section 11(b), the Company and the Executive both agree that any action or proceeding in connection with this Agreement shall be brought exclusively in a United States court located in the State of New York.

          (b)    Arbitration.    Except to the extent provided in Section 9(e), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. The Company and the Executive agree that arbitration costs shall be borne by the losing party.

          (c)    Amendments.    This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (d)    Entire Agreement.    This Agreement, together with the stock subscription agreement, the stockholders' agreement and the stock incentive plan referred to in Section 4, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he has been represented by counsel, is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement, and that he understands it and its legal consequences.

          (e)    Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	at the home address of the Executive noted on the records of the Company and to:
Vedder, Price, Kaufman & Kammholz, P.C. 222 North LaSalle Street Chicago, Illinois 6061 Attention: Thomas P. Desmond
If to Holding:	Travel Transaction Processing Corporation c/o Citigroup Venture Capital Equity Partners, LP 399 Park Avenue, 14th Floor New York, New York, 10022 Attention: Joseph Silvestri
Travel Transaction Processing Corporation c/o Ontario Teachers' Pension Plan Board 5650 Yonge Street Toronto, Ontario M2M 4H5 Attention: Shael Dolman

and to:
Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, Pennsylvania 19103 Attention: Geraldine A. Sinatra
Debevoise & Plimpton 919 Third Avenue New York, New York 10022 Attention: Margaret A. Davenport
If to the Company:	Worldspan, L.P. 300 Galleria Parkway, N.W. Atlanta, Georgia 30339 Attn: General Counsel

or to such other address as a party may from time to time designate in writing in accordance with this section. Notice and communications shall be effective when actually received by the addressee.

          (f)    Adoption of Agreement by the Company.    Holding shall cause the Company to adopt and become a party to this Agreement on the Effective Date.

          (g)    Tax Gross-Up.    The term "Tax Gross Up" described in Section 6(b) and (e) means an amount payable to the Executive such that the net amount retained by the Executive, after payment of federal, state and local income taxes, payroll taxes, excise taxes and any other taxes applicable to the Executive on such amount and on the payments made under Section 6(b) or 6(e), as the case may be, shall be equal to the amount of the expense reimbursed or the Housing Allowance payments made.

          (h)    Tax Withholding.    The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (i)    Severability; Reformation.    In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

          (j)    Waiver.    Waiver by any party hereto of any breach or default by another party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by a party hereto to assert its or his rights hereunder on any occasion or series of occasions.

          (k)    Captions.    The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (l)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Executive has executed this Agreement and Holding has caused this Agreement to be executed in its name on its behalf, all as of the date first above written.

TRAVEL TRANSACTION PROCESSING CORPORATION
By:	/s/ DOUGLAS L. ABRAMSON
Name: Douglas L. Abramson Title: Senior Vice President—Human Resources, General Counsel and Secretary
WORLDSPAN, L.P.
By:	/s/ DOUGLAS L. ABRAMSON
Name: Douglas L. Abramson Title: Senior Vice President—Human Resources, General Counsel and Secretary
EXECUTIVE:
/s/ RAKESH GANGWAL Rakesh Gangwal

Appendix A

Target Bonus Tiers

90% of Bonus Targets	—	50% of Target Bonus
100% of Bonus Targets	—	100% of Target Bonus
110% of Bonus Targets	—	125% of Target Bonus
115% of Bonus Targets	—	175% of Target Bonus
120% of Bonus Targets	—	250% of Target Bonus

Appendix B

Abacus Distribution Systems pte. Ltd.
Amadeus Global Travel Distribution, S.A.
Cendant Corp.
Galileo International, LLC
Sabre, Inc.
AXESS
Infini
Navistaire
Travelsky Technology, Ltd.
Pegasus Solutions Inc.
Wizcom International, Ltd.

Exhibit A

Travel Transaction Processing Corporation Stock Incentive Plan

SECTION 1.
PURPOSE

        The purpose of this Plan (as such term and any other capitalized terms used herein without definition are defined in Section 2) is to foster and promote the long-term financial success of Holding and its Subsidiaries and materially increase stockholder value by (a) motivating superior performance by means of service and performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in Holding by Employees and (c) enabling Holding and its Subsidiaries to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its and their operations is largely dependent.

SECTION 2.
DEFINITIONS

        Whenever used herein, the following terms shall have the respective meanings set forth below:

        Adjustment Event:    shall mean any dividend payable in capital stock, stock split or share combination of, or extraordinary cash dividend on, the Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares affecting the Common Stock, or any other similar event affecting the Common Stock.

        Board:    the Board of Directors of Holding.

        Cause:    (i) the refusal or neglect of the Participant to perform substantially his or her employment-related duties, (ii) the Participant's personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Participant's conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects Holding or any affiliate or its reputation or the ability of the Participant to perform his or her employment related duties or to represent Holding or any affiliate), (iv) the material breach by the Participant of any covenant or agreement with Holding or any Subsidiary, or any written policy of Holding or any Subsidiary, not to disclose any information pertaining to Holding or any affiliate or not to compete or interfere with Holding or any Subsidiary or (v) the material violation by the Participant of Holding's or a Subsidiary's code of conduct or ethics; provided that, with respect to any Participant who is a party to an employment agreement with Holding or any Subsidiary, "Cause" shall have the meaning specified in such Participant's employment agreement or, in the case of any such Participant who is not party to an employment agreement but is a party to the Stockholders Agreement, "Cause" shall have the meaning, if any, specified in the Stockholders Agreement.

        Change in Control:    the occurrence of any of the following:

        any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than CVC, OTPP, or any of their Affiliates or Qualified Transferees (as such terms are defined in the Stockholders Agreement), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holding representing more than 50% of the combined Voting Power (as defined below) of Holding's securities;

        within any 24-month period commencing after an initial public offering of the Common Stock of Holding, the persons who were directors of Holding at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board or the board of directors of any successor to Holding, provided that any director (i) elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office or (ii) designated to serve on the Board by CVC or OTPP pursuant to the Stockholder's Agreement shall be deemed to be an Incumbent Director for purposes of this definition of Change in Control;

        the stockholders of Holding, if at the time in question Holding is a stock company, approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of Holding (a "Corporate Event"), and immediately following the consummation of which the stockholders of Holding immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 50% of the consolidated assets of Holding immediately prior to such Corporate Event; or

        any other event occurs which the Board declares to be a Change in Control.

        Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred (a) merely as a result of an underwritten offering of the equity securities of Holding where no Person (including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than 50% of the beneficial ownership interests in such securities.

        For purposes of this definition, a specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

        Change in Control Price:    the price per share of Common Stock paid in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash).

        Code:    the Internal Revenue Code of 1986, as amended.

        Committee:    the Compensation Committee of the Board or, if there shall not be any committee then serving, the Board.

        Common Stock:    the Class A common stock of Holding, par value $.01 per share.

        CVC:    Citigroup Venture Capital Equity Partners, L.P., a limited partnership organized under the laws of Delaware.

        Disability:    the termination of a Participant's employment with Holding or any Subsidiary as a result of such Participant's incapacity due to reasonably documented physical or mental illness that is reasonably expected to prevent such Participant from performing his duties for Holding on a full-time basis for more than six months and within 30 days after written notice of termination has been given to such Participant, such Participant shall not have returned to the full time performance of his or her duties. The date of termination in the case of a termination due to "Disability" shall be deemed to be the last day of the aforementioned 30-day period. Notwithstanding the foregoing, (i) with respect to any Participant who is a party to an employment agreement with Holding or any Subsidiary, "Disability" shall have the meaning, if any, specified in such Participant's employment agreement or, with respect to any such Participant who is not a party to an employment agreement but is a party to the Stockholders Agreement, "Disability" shall have the meaning, if any, specified in the Stockholders Agreement, and

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(ii) in the event a Participant whose employment with Holding terminates due to Disability continues to serve as a director of or a consultant to Holding, such Participant's employment with Holding shall not be deemed to have terminated for purposes of the Plan or any agreement evidencing Incentive Awards granted to such Participant until the date as of which such Participant's services as a director of and consultant to Holding shall have also terminated.

        Employee:    any officer or other key employee of Holding or any Subsidiary.

        Fair Market Value:    unless otherwise determined by the Committee, if no Public Offering has occurred, the fair market value of a share of Common Stock as determined in good faith by the Board. If the aggregate fair market value of shares of Common Stock acquired by a Participant upon exercise of an Option and/or Restricted Stock repurchased pursuant to Section 8 exceeds $5,000,000, then the Board shall base its determination on the most recent annual valuation performed by an independent valuation consultant or appraiser of recognized national standing selected by the Board. The Fair Market Value as determined in good faith by the Board and in the absence of fraud shall be binding and conclusive upon Holding, Worldspan and each Participant. Following a Public Offering, the Fair Market Value, on any date of determination, shall mean the average of the closing sales prices for a share of Common Stock as reported on a national exchange for each of the ten business days preceding the date of determination or the average of the last transaction prices for a share of Common Stock as reported on a nationally recognized system of price quotation for each of the ten business days preceding the date of determination. In the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported.

        Holding:    Travel Transaction Processing Corporation, a Delaware corporation, and any successor thereto.

        Incentive Award:    an award of Options under Section 6 of the Plan or an award of Restricted Stock or the right to purchase Restricted Stock pursuant to Section 7 of the Plan.

        Option:    the right to purchase Common Stock pursuant to the terms of the Plan at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an "Incentive Stock Option" within the meaning of section 422 of the Code (an "Incentive Stock Option") or (ii) an Option which is not an Incentive Stock Option (a "Non-Qualified Stock Option").

        OTPP:    Ontario Teachers' Pension Plan Board, a corporation without share capital organized under the laws of Ontario, Canada.

        Participant:    any Employee designated by the Committee to receive an Incentive Award under the Plan.

        Partnership Interest Purchase Agreement:    the Partnership Interest Purchase Agreement, dated as of March 3, 2003, among Holding, Worldspan and certain other parties, as it may be amended from time to time.

        Person:    any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

        Plan:    this Travel Transaction Processing Corporation Stock Incentive Plan, as set forth herein and as the same may be amended from time to time in accordance with its terms.

        Public Offering:    a public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission that covers (together with prior effective registrations) (i) not less than 25% of the then outstanding shares of Common Stock, on a fully diluted basis, or (ii) shares of Common Stock that, after the closing of such public offering, will be traded on the New York Stock

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Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System.

        Registration Rights Agreement:    the Registration Rights Agreement, dated as of June 30, 2003, among Holding and certain stockholders of Holding, as it may be amended from time to time.

        Restricted Period:    the period during which Restricted Stock is subject to forfeiture.

        Restricted Stock:    Common Stock acquired by a Participant in accordance with the terms and conditions of Section 7 hereof that is forfeitable by the Participant until the achievement of a specified period of future service or otherwise as determined by the Committee or in accordance with the terms of the Plan.

        Retirement:    the termination of a Participant's employment with Holding or any Subsidiary on or after the date the Participant attains age 65. Notwithstanding the foregoing, (i) with respect to any Participant who is a party to an employment agreement with Holding or any Subsidiary, "Retirement" shall have the meaning, if any, specified in such Participant's employment agreement or, with respect to any such Participant who is not party to an employment agreement but is a party to the Stockholders Agreement, "Retirement" shall have the meaning, if any, specified in the Stockholders Agreement, and (ii) in the event a Participant whose employment with Holding terminates due to Retirement continues to serve as a director of or a consultant to Holding, such Participant's employment with Holding shall not be deemed to have terminated for purposes of the Plan or any agreement evidencing Incentive Awards granted to such Participant until the date as of which such Participant's services as a director of and consultant to Holding shall have also terminated, at which time the Participant shall be deemed to have terminated employment due to retirement.

        Stockholders Agreement:    the Stockholders Agreement, dated as of June 30, 2003, among Holding, CVC, OTPP, and certain other stockholders of Holding, as it may be amended from time to time.

        Subsidiary:    any partnership, corporation, or other organization or entity a majority of whose outstanding voting interests are owned, directly or indirectly, by Holding.

        Voluntary Resignation:    the termination of a Participant's employment with Holding or any Subsidiary due to such Participant's voluntary resignation; provided that, with respect to any Participant who is a party to an employment agreement with Holding or any Subsidiary, "Voluntary Resignation" shall have the meaning, if any, specified in such Participant's employment agreement or, in the case of any Participant who is not a party to an employment agreement but is a party to the Stockholders Agreement, "Voluntary Resignation" shall have the meaning, if any, specified in the Stockholders Agreement.

        Worldspan:    Worldspan LP, a limited partnership organized under the laws of Delaware.

SECTION 3.
ELIGIBILITY AND PARTICIPATION

        Participants in the Plan shall be those Employees selected by the Committee to participate in the Plan, and the Committee shall consider Participants recommended by the Chief Executive Officer of Worldspan (the "Worldspan CEO"). The selection of an Employee as a Participant shall neither entitle such Employee to, nor disqualify such Employee from, participation in any other award or incentive plan of Holding or any Subsidiary.

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SECTION 4.
ADMINISTRATION

        4.1.    Power to Grant and Establish Terms of Incentive Awards.    The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees to whom Incentive Awards shall be granted (which may include Employees who are members of the Committee), and the terms and conditions of any and all Incentive Awards, including, but not limited to, whether such Incentive Award includes Options or Restricted Stock or both, the number of shares of Common Stock covered by each Option, the time or times at which Incentive Awards shall be granted and the terms and provisions of the instruments by which such Incentive Awards shall be evidenced and to designate Options as Incentive Stock Options or Non-Qualified Stock Options. In selecting the Participants to receive Incentive Awards, and determining the number of Incentive Awards to be granted, the Committee shall consider the recommendations of the Worldspan CEO. The terms and conditions of each Incentive Award grant shall be determined by the Committee at the time of such offer or grant and such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Incentive Award has been granted, even if this Plan shall be subsequently amended. The Committee may establish different terms and conditions for different Participants receiving Incentive Awards and for the same Participant for each Incentive Award such Participant may receive, whether or not granted at the same or different times. The grant of any Incentive Award to any Employee shall neither entitle such Employee to, nor disqualify him from, the grant of any other Incentive Awards.

        4.2.    Administration.    The Committee shall be responsible for the administration of the Plan. Any Incentive Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine, in its sole discretion. The Committee shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of Holding, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto. The Committee may consult with legal counsel, who may be counsel to Holding, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

SECTION 5.
STOCK SUBJECT TO PLAN

        5.1.    Number.    Subject to the provisions of Section 5.3, the number of shares of Common Stock subject to Incentive Awards under the Plan may not exceed 6,580,000 shares of Restricted Stock and 6,000,000 shares subject to Options. The shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of shares held in treasury or authorized but unissued shares not reserved for any other purpose.

        5.2.    Canceled, Terminated or Forfeited Awards.    Any shares of Common Stock subject to an Incentive Award which for any reason expires or is canceled, terminated, forfeited, substituted for or otherwise settled without the lapse of restriction or the issuance of such shares of Common Stock shall again be available for purchase or grant under the Plan.

        5.3.    Adjustment in Capitalization.    The aggregate number of shares of Common Stock available for grants of Incentive Awards under Section 5.1 or subject to outstanding Incentive Award grants and

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the respective prices and/or vesting criteria applicable to outstanding Incentive Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, each Adjustment Event. To the extent deemed equitable and appropriate by the Committee, in its good faith judgment, and subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution or other similar transaction (other than a Change in Control), any Incentive Award granted under the Plan shall pertain to the securities or other property to which a holder of the number of shares of Common Stock covered by the Incentive Award would have been entitled to receive in connection with such event.

SECTION 6.
STOCK OPTIONS

        6.1.    Grant of Options.    Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted pursuant to this Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee on the date of award of an Option, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. The Committee shall determine the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Options or any portion thereof shall become vested or exercisable and otherwise shall be in the form of the Option agreement attached hereto as Exhibit A, subject to such changes not inconsistent with the Plan as the Committee shall determine, in its good faith judgment, to be equitable and appropriate, or in such other form as the Committee shall determine.

        6.2.    Option Price.    Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price per share of Common Stock determined by the Committee, provided that such per share exercise price may not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

        6.3.    Exercise of Options.    Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions, including the performance of a minimum period of service or the satisfaction of performance goals, as the Committee may impose at the time of grant of such Options, subject to the Committee's right to accelerate the exercisability of such Options in its discretion. Notwithstanding the foregoing, no Option shall be exercisable on or after the tenth anniversary of the date on which it is granted. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment of an Option shall remain exercisable until expiration, termination or cancellation of the Option. Subject to Section 11.7, an Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Upon exercising an Option in whole or in part, the Participant shall be required to execute a stock subscription agreement in the form of the Stock Subscription Agreement attached hereto as Exhibit B, subject to such changes not inconsistent with the Plan as the Committee shall determine, in its good faith judgment, to be equitable and appropriate, or in such other form as the Committee shall determine.

        6.4.    Payment.    The Committee shall establish procedures governing the exercise of Options, which shall require that (x) as a condition to the issuance of any shares of Common Stock upon the exercise of the Options prior to a Public Offering, the Participant is or shall become a party to the Stockholders Agreement and the Registration Rights Agreement with respect to such shares, (y) written notice of exercise be given to Holding and (z) the Option exercise price be paid in full at the time of exercise in one of the following ways: (i) in cash or cash equivalents, (ii) at any time following a Public

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Offering, in unencumbered shares of Common Stock which have been owned by the Participant for at least six months (or such longer period as is required by applicable accounting standards to avoid a charge to earnings) having an aggregate Fair Market Value on the date of exercise equal to such aggregate Option exercise price or in a combination of cash and such unencumbered shares of Common Stock, or (iii) in such other consideration as the Committee shall determine. Subject to Section 11.4, as soon as practicable after receipt of a written exercise notice, payment of the Option exercise price and receipt of evidence that the Participant is a party to the Stockholders Agreement and the Registration Rights Agreement in accordance with this Section 6.4, Holding shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock.

        6.5.    Substitute Options.    The Committee shall have the right, subject to the consent of Participants to whom Options have been granted, to grant in substitution for outstanding Options, replacement Options which may contain terms more favorable to the Participant than the Options they replace, including, without limitation, a lower exercise price (subject to Section 6.2), and to cancel replaced Options.

        6.6.    Incentive Stock Options.    Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the federal income tax treatment afforded under section 421 of the Code.

SECTION 7.
RESTRICTED STOCK

        7.1.    Offers to Acquire Restricted Stock.    Offers to acquire Restricted Stock may be made to Participants at such time or times as shall be determined by the Committee. The Committee shall determine the number of shares of Restricted Stock, if any, to be granted to a Participant, the purchase price thereof (which, with the exception of grants of Restricted Stock to selected Employees at the closing of the Partnership Interest Purchase Agreement listed on Annex A hereto, shall not be less than Fair Market Value of the Common Stock on the date of purchase) and the applicable Restricted Period. All Restricted Stock shall be subject to the Stockholders Agreement and Registration Rights Agreement. The Committee shall require that the stock certificates evidencing any Restricted Stock be held in the custody of the Secretary of Holding until the Restricted Period has lapsed, and that, as a condition of the offer to acquire any Restricted Stock, the Participant shall have delivered a duly executed undated instrument of transfer or assignment in blank, having attached thereto or to such Restricted Stock certificate all requisite stock or other applicable or documentary tax stamps, all in form and substance satisfactory to Holding, relating to the Common Stock covered by such offer. Each issuance of Restricted Stock shall be made pursuant to a Restricted Stock subscription agreement that shall include, among other things, provisions providing (i) that the Restricted Stock shall be subject to the terms and provisions of the Stockholders Agreement and Registration Rights Agreement, and (ii) for such other terms and provisions as are determined by the Committee, and which shall be in substantially the form of the Restricted Stock subscription agreement attached hereto as Exhibit C (the "Restricted Stock Subscription Agreement") subject to changes not inconsistent with the Plan as the Committee shall determine, in its good faith judgment, to be equitable and appropriate.

        7.2.    Payment.    Upon acceptance of the offer to acquire Restricted Stock, the Participant shall pay the purchase price (if any) in cash or other consideration determined by the Committee at the closing described in the Restricted Stock Subscription Agreement.

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        7.3.    Restrictions on Transferability.    Except as provided in Section 11.1 or in the Restricted Stock Subscription Agreement, no Restricted Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Restricted Period. Thereafter, Restricted Stock may only be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Restricted Stock Subscription Agreement, the Stockholders Agreement and any other agreement to which the Restricted Stock is subject.

        7.4.    Rights as a Stockholder.    Unless otherwise determined by the Committee at the time of grant or otherwise provided in the Restricted Stock Subscription Agreement, the Stockholders Agreement or any other agreement to which the Restricted Stock is subject, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights and other rights as a stockholder with respect to those shares during the Restricted Period.

        7.5.    Dividends and Other Distributions.    Unless otherwise determined by the Committee at the time of grant and subject to the Restricted Stock Subscription Agreement and any other agreement to which the Restricted Stock is subject, Participants holding outstanding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those shares; provided that, if any such dividends or distributions are paid in shares of Common Stock or other securities or property, such shares, securities and property shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock with respect to which they were paid.

SECTION 8.
TERMINATION OF EMPLOYMENT

        8.1.    Termination of Employment Due to Death.    Unless otherwise determined by the Committee at the time of grant, in the event a Participant's employment with Holding or any Subsidiary terminates by reason of death, any Options granted to such Participant which on or prior to the date of such termination have become exercisable in accordance with Section 6.3, may be exercised by the Participant's beneficiary in accordance with Section 11.2, at any time during the six month period following the Participant's termination of employment or the expiration of the term of the Options, whichever period is shorter.

        8.2.    Termination of Employment For Cause.    Unless otherwise determined by the Committee at the time of grant, in the event a Participant's employment with Holding or any Subsidiary is terminated for Cause, all Options granted to such Participant which are then outstanding (whether or not exercisable on or prior to the date of such termination) shall be immediately forfeited and canceled.

        8.3.    Termination of Employment for Any Other Reason.    Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant's employment with Holding or any Subsidiary terminates for any reason other than one described in Sections 8.1 or 8.2, any Options granted to such Participant which, on or prior to the date of such termination, have become exercisable in accordance with Section 6.3, may be exercised at any time during the 90 day period following the Participant's termination of employment or the expiration of the term of such Options, whichever period is shorter.

        8.4.    Termination of Options.    Unless otherwise determined by the Committee at the date of grant, upon the termination of a Participant's employment, any Options that are not then exercisable shall terminate and be canceled effective upon the date of such termination.

        8.5.    Repurchase of Common Stock Issued Upon Exercise of Options.    Unless otherwise determined by the Committee at the time of grant, upon any termination of a Participant's employment with Holding or any Subsidiary prior to a Public Offering, Holding and then CVC and OTPP and their respective affiliates shall have the right, in accordance with the procedures described in Section 8.7, to

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purchase all or any of the shares of Common Stock acquired by a Participant upon exercise of an Option (whether acquired before or after such termination) for a cash payment equal to the Fair Market Value of the shares of Common Stock on the date so purchased, provided that if the Participant's employment is terminated for Cause, then the cash payment shall be equal to the lower of the Fair Market Value or the purchase price of the shares of Common Stock so purchased.

        8.6.    Repurchase of Restricted Stock.

          (a)    Voluntary Resignation.    Unless otherwise determined by the Committee at the time of acquisition, upon a Participant's Voluntary Resignation, Holding and then CVC and OTPP and their respective affiliates (in accordance with the procedures described in Section 8.7) may (i) repurchase all or any portion of the Restricted Stock then held by such Participant for which the Restricted Period has not lapsed as of the date of termination for a cash payment equal to the purchase price of such Restricted Stock to the Participant and/or (ii) repurchase all or any portion of the Restricted Stock for which the Restricted Period has lapsed for a cash payment equal to the Fair Market Value of the Restricted Stock (or the portion thereof so purchased).

          (b)    Termination for Cause.    Unless otherwise determined by the Committee at the time of acquisition, upon termination of a Participant's employment with Holding or any Subsidiary for Cause, Holding and then CVC and OTPP and their respective affiliates (in accordance with the procedures described in Section 8.7) may repurchase all or any portion of the Restricted Stock (whether or not the Restricted Period has lapsed) then held by such Participant for a cash payment equal to the lesser of (x) Fair Market Value of the shares of Restricted Stock (or the portion thereof so purchased), and (y) the purchase price of the Restricted Stock to the Participant.

          (c)    Termination for Any Other Reason.    Unless otherwise determined by the Committee at the time of acquisition, upon any termination of a Participant's employment with Holding or any Subsidiary other than for Cause or Voluntary Resignation, Holding and then CVC and OTPP and their respective affiliates (in accordance with the procedures described in Section 8.7) may (i) repurchase all or any portion of the Restricted Stock then held by the Participant for which the Restricted Period has not lapsed as of the date of termination for a cash payment equal to the Participant's purchase price of such Restricted Stock plus interest accrued from the date of purchase at the 10-year United States treasury rate and/or (ii) repurchase the Restricted Stock for which the Restricted Period has lapsed for a cash payment equal to the Fair Market Value of the shares of Restricted Stock (or the portion thereof so purchased).

        8.7.    Procedures for Repurchase of Option Shares or Restricted Stock.    Notwithstanding anything to the contrary contained herein, any repurchase of shares of Common Stock acquired by a Participant upon exercise of an Option or Restricted Stock pursuant to Section 8 shall not be effected prior to the expiration of a period of, and the Fair Market Value shall be determined as of a date, at least six months and one day from the date such Common Stock or Restricted Stock was acquired by the Participant. Holding shall have an exclusive right to repurchase shares of Common Stock acquired by a Participant upon exercise of an Option and Restricted Stock until the later of (i) eight months and one day from the date the Participant acquired such Restricted Stock or Common Stock and (ii) 60 days after termination of employment (the applicable date, the "First Repurchase Date"). If Holding fails to repurchase all of a terminated Participant's Common Stock acquired upon exercise of an Option or Restricted Stock prior to the First Repurchase Date, then Holding shall notify both CVC and OTPP within three business days after the First Repurchase Date, and CVC and OTPP shall have an additional 30 days from the First Repurchase Date to purchase such Participant's Common Stock or Restricted Stock in such proportions as each shall determine, provided that if CVC and OTPP cannot agree on the proportion that each shall purchase, then each shall be entitled to purchase that percentage of such terminated Participant's Common Stock or Restricted Stock that will result in CVC and OTPP owning the same percentage of Common Stock relative to each other before and after such

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purchase (such percentage calculated by treating Restricted Stock acquired by CVC and OTPP as Common Stock).

        8.8.    Committee Discretion.    Notwithstanding anything else contained in this Section 8 to the contrary, the Committee may (i) permit all or any portion of any Options to be exercised following a Participant's termination of employment for any reason on such terms and subject to such conditions not less favorable to such Participant than those terms and conditions provided for herein or in the option agreement evidencing the grant to such Participant of the applicable Options, as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Options, and (ii) accelerate termination of the Restricted Period with respect to any Restricted Stock following a Participant's termination of employment for any reason on such terms and subject to such conditions not less favorable to such Participant than those terms and conditions provided for herein or in the Restricted Stock Subscription Agreement evidencing the acquisition by the Participant of the applicable Restricted Stock, as the Committee shall determine, at any time and from time to time.

        8.9.    Use of Proceeds.    If Holding elects to repurchase any Restricted Stock or Common Stock pursuant to Section 8.5 or Section 8.6, Holding may apply the proceeds from such repurchase to any and all outstanding obligations of the Participant due Holding or guaranteed by Holding in respect of the Restricted Stock or Common Stock, as applicable.

SECTION 9.
CHANGE IN CONTROL

        9.1.    Accelerated Vesting and Payment.    Unless otherwise determined by the Committee at the time of grant and unless an alternative award is provided pursuant to Section 9.2, in the event of a Change in Control, each Option that, by its terms, becomes exercisable solely upon the completion of a stated period of service (whether or not then exercisable), together with any outstanding Options that, prior to or in connection with such Change in Control, have become exercisable in connection with the attainment of performance objectives, shall be canceled in exchange for a payment in cash by Holding to each Option holder of an amount equal to the excess of the Change in Control Price over the exercise price for such Option (except as provided in Section 9.2 below). Unless otherwise determined by the Committee at the time of acquisition and unless an alternative award is provided pursuant to Section 9.2, in the event of a Change in Control, the Restricted Period in respect of all Restricted Stock shall lapse.

        9.2.    Alternative Awards.    Notwithstanding Section 9.1, unless provided otherwise in the agreement evidencing the Incentive Award, no cancellation, acceleration of exercisability, vesting or cash settlement or other payment shall occur with respect to any Incentive Award that would otherwise have been canceled pursuant to Section 9.1 if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Incentive Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an "Alternative Award") by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Award must:

          (i)    provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights applicable under such Incentive Award, including, but not limited to, a substantially similar or better exercise or vesting schedule and substantially similar or better timing and methods of payment;

          (ii)   have substantially equivalent economic value to such Incentive Award (determined at the time of the Change in Control); and

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          (iii)  have terms and conditions which provide that in the event that the Participant's employment is involuntarily terminated following a Change in Control, any conditions on a Participant's rights under, or any restrictions on transfer or exercisability (including vesting) applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

        9.3.    Conflict with Incentive Award Agreement.    With respect to any Incentive Awards granted hereunder that may become exercisable or vested, as the case may be, upon the attainment of performance objectives, in the event of a conflict between this Section 9 and the terms and conditions set forth in the agreement evidencing such Incentive Awards, the terms and conditions set forth in the agreement evidencing such Incentive Awards shall control.

SECTION 10.
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

        The Committee may, with the consent of the Worldspan's Chief Executive Officer (or if none, with the consent of another senior executive designated by the Committee), at any time terminate or suspend the Plan and from time to time amend or modify the Plan, provided that Sections 8.5, 8.6 and 8.7 shall survive any termination or suspension of the Plan, and provided further that prior to a Public Offering, any amendment or modification to Sections 8.5, 8.6 or 8.7 that adversely affects the rights of either or both of CVC and OTPP thereunder must be consented to by CVC and/or OTPP, as applicable, in writing. No such action of the Committee may, without the consent of a Participant, alter or impair such Participant's rights under any previously granted Incentive Award.

SECTION 11.
MISCELLANEOUS PROVISIONS

        11.1.    Nontransferability of Awards.    Unless the Committee shall permit (on such terms and conditions as it shall establish) Restricted Stock to be transferred in accordance with Section 2.1 of the Stockholders Agreement, no Incentive Award granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Unless the Committee shall permit otherwise, as a condition to any transferee receiving Incentive Awards by will or through the laws of descent and distribution, such transferee shall agree to be bound by any agreement evidencing such Incentive Awards, and, in the case of Restricted Stock, all provisions of the Stockholders Agreement and the Registration Rights Agreement.

        11.2.    Beneficiary Designation.    Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Incentive Awards outstanding at the Participant's death shall be paid to or exercisable by the Participant's surviving spouse, if any, or otherwise to or by his estate.

        11.3.    No Guarantee of Employment; No Additional Compensation for Loss of Rights Under Plan.    Nothing in the Plan shall interfere with or limit in any way the right of Holding or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of Holding or any Subsidiary. If any Participant's employment with Holding or any Subsidiary shall be terminated for any reason, such Participant shall not be entitled to any compensation or other form of remuneration with respect to such termination (except as otherwise provided herein) to compensate such Participant for the loss of any rights under the Plan notwithstanding any provision to the contrary in his or her contract of employment.

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        11.4.    Tax Withholding.    Holding or any Subsidiary shall have the power to withhold, or require a Participant to remit to Holding or such Subsidiary promptly upon notification of the amount due, an amount sufficient to satisfy all federal, state, local and foreign withholding tax requirements with respect to any Incentive Award and Holding or such Subsidiary may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied.

        11.5.    Indemnification.    Each person who is or shall have been a member of the Board or the Committee (an "Indemnified Person") shall be indemnified and held harmless by Holding against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such Indemnified Person in connection with or resulting from any claim, action, suit or proceeding to which such Indemnified Person may be made a party or in which such Indemnified Person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such Indemnified Person in settlement thereof, with Holding's approval, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that, such Indemnified Person shall give Holding an opportunity, at its own expense, to handle and defend the same before such Indemnified Person undertakes to handle and defend it on such Indemnified Person's own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such Indemnified Person may be entitled under Holding's Certificate of Incorporation or By-laws, by contract, as a matter of law or otherwise.

        11.6.    No Limitation on Compensation.    Nothing in the Plan shall be construed to limit the right of Holding or any Subsidiary to establish other plans or to pay compensation to employees in cash or property.

        11.7.    Requirements of Law.    The granting of Incentive Awards, the exercisability or vesting, as the case may be, of any Incentive Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. The issuance of Common Stock may be delayed, if necessary, to comply with applicable laws, including the U.S. federal securities laws and any applicable state or foreign securities laws

        11.8.    Legend.    Any stock certificate issued to a Participant in respect of shares of Restricted Stock shall bear the following (or similar) legend:

          (i)    "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF (EACH, A "TRANSFER") UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL IS RECEIVED IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

          (ii)   "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (A) THE TRANSFER AND OTHER PROVISIONS OF A RESTRICTED STOCK SUBSCRIPTION AGREEMENT, DATED AS OF JUNE 30, 2003; (B) THE PROVISIONS OF THE TRAVEL TRANSACTION PROCESSING CORPORATION STOCK INCENTIVE PLAN, DATED AS OF JUNE 30, 2003 (THE "INCENTIVE PLAN"); (C) THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF JUNE 30, 2003, AMONG THE ISSUER AND CERTAIN STOCKHOLDERS OF THE ISSUER (THE "STOCKHOLDERS AGREEMENT") AND (D) A REGISTRATION RIGHTS AGREEMENT, DATED AS OF JUNE 30, 2003, AMONG THE ISSUER AND CERTAIN STOCKHOLDERS OF THE ISSUER (THE "REGISTRATION RIGHTS AGREEMENT") AND NEITHER THIS CERTIFICATE

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  NOR THE SHARES REPRESENTED BY IT ARE TRANSFERABLE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE RESTRICTED STOCK SUBSCRIPTION AGREEMENT, THE INCENTIVE PLAN, THE STOCKHOLDERS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE ISSUER. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER, AND SUCH TRANSFER SHALL BE VOIDABLE, UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH PLAN AND AGREEMENTS."

          (iii)  "THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OR SERIES OF SHARES AUTHORIZED TO BE ISSUED AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

and any other legend set forth in the Restricted Stock Subscription Agreement.

        11.9.    Governing Law.    THIS PLAN, AND ALL AGREEMENTS HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE CORPORATE LAW OF THE STATE OF DELAWARE SPECIFICALLY AND MANDATORILY APPLIES.

        11.10.    No Impact On Benefits.    Options granted under the Plan are not compensation for purposes of calculating an Employee's rights under any employee benefit plan.

        11.11.    Securities Law Compliance.    Instruments evidencing the grant of Incentive Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that a Participant represent to Holding in writing, when such Participant receives shares of Common Stock upon exercise of an Option (or at such other time as the Committee deems appropriate) that such Participant is acquiring such shares (unless they are then covered by an effective registration statement filed under the Securities Act of 1933, as amended) for such Participant's own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of such Participant.

        11.12.    Freedom of Action.    Subject to Section 9, nothing in the Plan or any agreement entered into pursuant to this Plan shall be construed as limiting or preventing Holding or any Subsidiary from taking any action with respect to the operation or conduct of its business that it deems appropriate or in its best interest.

        11.13.    No Fiduciary Relationship.    Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between Holding or any Subsidiary and any Participant or executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons.

        11.14.    No Right to Particular Assets.    Any reserves that may be established by Holding in connection with this Plan shall continue to be held as part of the general funds of Holding, and no individual or entity other than Holding shall have any interest in such funds until paid to a Participant.

        11.15.    Unsecured Creditor.    To the extent that any Participant or his executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from Holding pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of Holding.

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        11.16.    Severability of Provisions.    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

        11.17.    Term of Plan.    This Plan shall be effective as of June 30, 2003 and shall expire on the tenth anniversary of such date (except as to Incentive Awards outstanding on that date), unless sooner terminated pursuant to Section 10.

        11.18.    Relationship to Incentive Award Agreements.    To the extent any provision of any agreement evidencing Incentive Awards is inconsistent with this Plan, the terms of this Plan shall apply.

June 30, 2003

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Exhibit B

STOCK OPTION AGREEMENT

        STOCK OPTION AGREEMENT, dated as of [    ], 2003 between Travel Transaction Processing Corporation, a Delaware corporation ("Holding"), and            (the "Employee"), pursuant to the Travel Transaction Processing Corporation Stock Incentive Plan, as in effect and as amended from time to time (the "Plan"). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

        WHEREAS, Holding desires to grant options to purchase shares of its Class A Common Stock, par value $.01 per share (the "Common Stock"), to certain key employees of Holding and its Subsidiaries;

        WHEREAS, Holding has adopted the Plan in order to effect such grants; and

        WHEREAS, the Employee is a key employee as contemplated by the Plan, and the Committee has determined that it is in the interest of Holding to grant these options to the Employee.

        NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

        1.    Confirmation of Grant.

          (a)    Confirmation of Grant.    Holding hereby evidences and confirms the grant to the Employee, effective as of the date hereof (the "Grant Date"), of:

          (i)    options to purchase from Holding [    ] shares of Common Stock at the exercise price specified in Section 2(a) (the "Series 1 Options"); and

          (ii)   options to purchase from Holding [    ] shares of Common Stock at the exercise price specified in Section 2(b) (the "Series 2 Options" and, together with the Series 1 Options, the "Options").

          (b)    Options Subject to Plan.    The Options granted pursuant to this Agreement are subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Employee acknowledges that he has been provided a copy of the Plan and has had the opportunity to review such Plan.

          (c)    Character of Options.    The Options granted hereunder are not intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        2.    Option Price.

          (a)    Series 1 Options.    Subject to adjustment as provided in Section 9, the Series 1 Options shall have an exercise price per share of Common Stock that shall decline through the fifth anniversary of the closing of the Partnership Interest Purchase Agreement (the "Closing") as set forth on Schedule A (the "Series 1 Option Price"), provided that if all of the Company's Series A Cumulative Compounding Preferred Stock, par value $.01, (the "Preferred Stock") is redeemed or repurchased, or is exchanged for Common Stock, then the Series 1 Option Price in effect at such time shall remain in effect thereafter notwithstanding any reduction provided for on Schedule A.

          (b)    Series 2 Options.    Subject to adjustment as provided in Section 9, the Series 2 Options shall have an exercise price per share of Common Stock that shall decline through the fifth anniversary of the Closing as set forth on Schedule A (the "Series 2 Option Price"), provided that if all of the Preferred Stock is redeemed or repurchased, or is exchanged for Common Stock, then the Series 2 Option Price in effect at such time shall remain in effect thereafter notwithstanding any reduction provided for on Schedule A.

        3.    Exercisability.

          (a)    Vesting Provisions.    The Options shall become exercisable in five equal installments on each of the first five anniversaries of the Grant Date, subject to the Employee's continuous employment with Holding or any Subsidiary from the Grant Date to such anniversary.

          (b)    Change in Control.    Notwithstanding Section 3(a), all outstanding Options shall vest immediately prior to a Change in Control.

          (c)    Normal Expiration Date.    Unless the Options earlier terminate in accordance with Section 5, the Options shall terminate on the tenth anniversary of the Grant Date (the "Normal Expiration Date"). Once Options have become exercisable pursuant to this Section 3, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

        4.    Method of Exercise and Payment.

        All or part of the exercisable Options may be exercised by the Employee upon (a) the Employee's written notice to Holding of exercise, (b) the Employee's payment of the Series 1 Option Price or the Series 2 Option Price, as applicable, in full at the time of exercise (i) in cash or cash equivalents, (ii) in unencumbered shares owned by the Employee for at least six (6) months (or such longer period as is required by applicable accounting standards to avoid a charge to earnings) having a fair market value on the date of exercise equal to the Series 1 Option Price or the Series 2 Option Price, as applicable, (iii) in a combination of cash and Common Stock or (iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine, (c) the Employee's execution of a stock subscription agreement which shall be in substantially the form of the Stock Subscription Agreement attached to the Plan as Exhibit B, and (d) the Employee's execution of the Stockholders Agreement and Registration Rights Agreement in order to become a party to such agreements with respect to the shares of Common Stock issuable upon the exercise of such Options. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options and receipt of evidence of the Employee's execution of the Stockholders Agreement and Registration Rights Agreement in accordance with this Section 4, but subject to Section 6 below, Holding shall deliver to the Employee a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, registered in the name of the Employee, provided that, if Holding, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 4 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend.

        5.    Termination of Employment.

          (a)    Termination of Employment Due to Death.    Unless otherwise determined by the Committee, if the Employee's employment with Holding or any Subsidiary terminates by reason of the Employee's death, then all Options held by the Employee that are exercisable as of the date of such termination may be exercised by the Employee's beneficiary as designated in accordance with Section 8, or if no such beneficiary is named, by the Employee's estate, at any time prior to six months following the Employee's termination of employment or the Normal Expiration Date of the Options, whichever period is shorter. Upon the Employee's termination on account of death, any Options that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

          (b)    Termination for Cause.    Unless otherwise determined by the Committee, if the Employee's employment with Holding or any Subsidiary is terminated for Cause, all Options held by the Employee, whether or not then exercisable, shall terminate and be canceled immediately upon such termination of employment.

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          (c)    Other Termination of Employment.    Unless otherwise determined by the Committee, if the Employee's employment with Holding or any Subsidiary terminates for any reason other than (i) due to death or (ii) for Cause, then any Options held by the Employee which are exercisable at the date of the Employee's termination of employment shall be exercisable at any time up until the 90th day following the Employee's termination of employment (or, in the event that the Employee dies after terminating his employment, but within the period during which the Options would otherwise be exercisable hereunder, the 120th day after the date of the Employee's death) or the Normal Expiration Date of the Options, whichever period is shorter, but any Options held by the Employee that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

          (d)    Committee Discretion.    Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

        6.    Tax Withholding.

        Whenever Common Stock is to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, Holding or its Subsidiary shall have the power to withhold, or require the Employee to remit to Holding or such Subsidiary, an amount sufficient to satisfy federal, state, and local withholding tax requirements relating to such transaction, and Holding or such Subsidiary may defer payment of cash or issuance of Common Stock until such requirements are satisfied.

        7.    Nontransferability of Awards.

        Unless the Committee shall permit (on such terms and conditions as it shall establish) Options to be transferred, no Options may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following the Employee's death, all rights with respect to Options that were exercisable at the time of the Employee's death and have not terminated shall be exercised by his designated beneficiary, his estate or such transferee as permitted by the Committee.

        8.    Beneficiary Designation.

        The Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Employee, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Employee in writing with the Committee during his lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Employee, Section 11.2 of the Plan shall determine who may exercise the Employee's rights under the Plan.

        9.    Adjustment in Capitalization.

        The aggregate number of shares of Common Stock available under the Plan and subject to outstanding Option grants and the respective prices and/or vesting criteria applicable to outstanding Options, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, any dividend payable in stock, stock split or share combination of, or extraordinary cash dividend on, the Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Common Stock, or any other similar event affecting the Common Stock. All determinations and calculations required under this Section 9 shall be made in the sole discretion of the Committee.

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        10.    Requirements of Law.

        The issuance of shares of Common Stock pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Such issuance may be delayed, if necessary, to comply with applicable laws, including the U.S. federal securities laws and any applicable state or foreign securities laws, and no shares of Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law.

        11.    No Guarantee of Employment.

        Nothing in this Agreement shall interfere with or limit in any way the right of Holding or its Subsidiary to terminate the Employee's employment at any time, or confer upon the Employee any right to continue in the employ of Holding or its Subsidiary.

        12.    No Rights as Stockholder.

        Except as otherwise required by law, the Employee shall not have any rights as a stockholder with respect to any shares of Common Stock covered by the Options granted hereby until such time as the shares of Common Stock issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options hereby is expressly conditioned on the Employee executing a stock subscription agreement which shall be in substantially the form of Stock Subscription Agreement attached to the Plan as Exhibit B.

        13.    Interpretation; Construction.

        Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

        14.    Amendments.

        The Committee shall have the right, in its sole discretion, to alter or amend this Agreement, from time to time, as provided in the Plan in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall in any manner adversely affect the Employee's rights under this Agreement without the Employee's consent. Subject to the preceding sentence, any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on the Employee without requirement for the Employee's consent or other action. Holding shall give written notice to the Employee of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This agreement may also be amended by a written agreement executed by both Holding and the Employee.

        15.    Miscellaneous.

          (a)    Notices.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to Holding, or the Employee, as the case may be, at the following addresses or to such other address as Holding or the Employee, as the case may be, shall specify by notice to the others:

    (i)
    if to Holding, to it at:

    300 Galleria Parkway, N.W.
    Atlanta, Georgia 30339
    Attn: General Counsel

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    (ii)
    if to the Employee, to the Employee at the address as reflected in Holding's books and records.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof. Copies of any notice or other communication given under this Agreement shall also be given to:

    Citigroup Venture Capital Equity Partners, L.P.
    399 Park Avenue, 14th Floor
    New York, New York 10022
    Fax: (212) 888-2940
    Attention: Joseph Silvestri

    Ontario Teachers' Pension Plan Board
    5650 Yonge Street
    Toronto, Ontario M2M 4H5
    Fax: (416) 730-5082
    Attention: Shael Dolman

    Dechert LLP
    4000 Bell Atlantic Tower
    1717 Arch Street
    Philadelphia, Pennsylvania 19103
    Fax: (215) 994-2222
    Attention: Geraldine A. Sinatra

    Debevoise & Plimpton
    919 Third Avenue
    New York, New York 10022
    Fax: (212) 909-6836
    Attention: Margaret A. Davenport

          (b)    Binding Effect; Benefits.    This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

          (c)    Waiver.    Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          (d)    Entire Agreement.    This Agreement, together with the Plan, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, statements, representations and warranties, oral or written, express or

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  implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.

          (e)    Applicable Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE CORPORATE LAW OF THE STATE OF DELAWARE SPECIFICALLY AND MANDATORILY APPLIES.

          (f)    Section and Other Headings.    The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          (g)    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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        IN WITNESS WHEREOF, Holding and the Employee have duly executed this Agreement as of the date first above written.

TRAVEL TRANSACTION PROCESSING CORPORATION
By:
Print Name: Title:
EMPLOYEE

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SCHEDULE A

SERIES 1 OPTIONS

Time of Exercise	Exercise Price per Share
From Closing to 6 months after Closing	$2.11
From 6 months after Closing to 12 months after Closing	$1.95
From 12 months after Closing to 18 months after Closing	$1.78
From 18 months after Closing to 24 months after Closing	$1.59
From 24 months after Closing to 30 months after Closing	$1.40
From 30 months after Closing to 36 months after Closing	$1.20
From 36 months after Closing to 42 months after Closing	$0.99
From 42 months after Closing to 48 months after Closing	$0.77
From 48 months after Closing to 54 months after Closing	$0.54
From 54 months after Closing to Normal Expiration Date	$0.32

SERIES 2 OPTIONS

Time of Exercise	Exercise Price per Share
From Closing to 6 months after Closing	$7.30
From 6 months after Closing to 12 months after Closing	$7.14
From 12 months after Closing to 18 months after Closing	$6.97
From 18 months after Closing to 24 months after Closing	$6.80
From 24 months after Closing to 30 months after Closing	$6.61
From 30 months after Closing to 36 months after Closing	$6.42
From 36 months after Closing to 42 months after Closing	$6.21
From 42 months after Closing to 48 months after Closing	$6.00
From 48 months after Closing to 54 months after Closing	$5.77
From 54 months after Closing to 60 months after Closing	$5.54
From 60 months after Closing to Normal Expiration Date	$5.29

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Exhibit C

[FORM OF]
GENERAL RELEASE OF ALL CLAIMS

        WHEREAS, my employment with Travel Transaction Processing Corporation ("TTPC", together with each subsidiary and affiliate thereof the "Company") [terminated/will terminate] on                        ; and

        WHEREAS, in connection with the termination of my employment, I am entitled to certain payments and benefits under the terms of the Employment Agreement between me and the Company dated as of                        , 2003 (the "Employment Agreement") [insert any other relevant agreement references], subject to my execution and delivery of this Release; and

        WHEREAS, I am a party to the following agreements with the Company pursuant to which I acquired (or have the right to acquire) equity securities of the Company: Management Stock Subscription Agreement, dated as of            , 2003, Restricted Stock Subscription Agreement, dated as of            , 2003, Stock Option Agreement, dated as of            , 2003 [insert other equity agreements] (the "Management Equity Agreements");

        WHEREAS, I am entitled to certain benefits and subject to certain obligations pursuant to the Stockholders Agreement, dated as of            , 2003, among TTPC, [Name] and each of the other parties named in the schedules thereto (as amended from time to time in accordance with the terms thereof, the "Stockholders Agreement") and to the Registration Rights Agreement, dated as of            , 2003 among TTPC and each of the other persons party thereto (as amended from time to time in accordance with the terms thereof, the "Registration Rights Agreement");

        WHEREAS, I, [insert name], acknowledge that I have been provided all monies owed through the date I sign this General Release of All Claims (the "Release") and that the Company has satisfied all obligations to me arising out of or relating to my employment with the Company or separation from such employment through the date I sign this Release; and

        NOW, THEREFORE, in consideration of the promises set forth herein, I, [Name], on behalf of myself, my agents, representatives, administrators, receivers, trustees, executives, successors, heirs, designees, legal representatives, assignees and attorneys hereby irrevocably and forever release, acquit and discharge TTPC, and all affiliated or related companies, parents, divisions, or subsidiaries, whether said entities are incorporated, unincorporated associations, partnerships or other entities and their owners, shareholders, officers, directors, agents, attorneys, partners, members, employees, insurers, successors and assigns and each of them (collectively, the "Company Group") from any and all debts, claims, demands, liabilities, actions or causes of action, of any kind, nature and description, past or present, known or unknown, which I now have, or may have or could assert against the Company Group arising out of, or in any way connected with, my employment or my separation from employment, including but not limited to any claims or demands for the following: wrongful discharge; breach of an implied or expressed employment contract; negligent or intentional infliction of emotional stress; defamation; fraud; discrimination and/or harassment based on age, sex, race, religion, national origin, sexual orientation, physical or mental disability, or medical condition; violation of any section of the AIDS Confidentiality Act, the Equal Employment for Persons with Disabilities Code, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, The Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Age Discrimination Act, the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, or any other federal, state or local laws or regulations; unpaid wages, salary, overtime compensation, bonuses, commissions, or other compensation of any sort; for damages of any nature, including compensatory, general, special or punitive; or for costs, fees or other expenses, including but not limited to attorneys' fees, incurred regarding these matters. The foregoing list is meant to be illustrative rather than inclusive. Notwithstanding the foregoing, this release and my understandings, agreements, representations and warranties set forth below do not (x) preclude me from seeking to obtain any payments or benefits to which I may be entitled under Section 8 of the Employment Agreement, under the Management Equity Agreements or under any applicable employee benefit plans (other than any severance plan or policy or any other benefit plan or program specifically referred to in the Employment Agreement and for which payment is made in accordance with the terms of the Employment Agreement, which payment is stated to be in satisfaction of my rights thereunder, or any Options, Share grants, subscription or other rights under the Management Equity Agreements that terminate upon my ceasing to be employed by the Company), but my entitlement to such payments and benefits, if any, will be determined in accordance with such agreements and any relevant plan documents or (y) release any rights under the Stockholders Agreement or the Registration Rights Agreement, which will be determined in accordance with the terms of such agreements.

        If I, [Name], initiate or participate in any legal action in violation of this release, TTPC may reclaim any amounts paid in respect of my termination, without waiving the release granted herein, and terminate any benefits or payments that are due to me, in addition to any other remedies.

        FURTHER, in consideration of said promises and as a further consideration for this Release, I, [Name], understand, agree, represent and warrant as follows:

        1.     That this is a full and final release applying to all unknown and unanticipated injuries, claims, or damages arising out of said employment, as well as to those now known or disclosed and that I, [Name], voluntarily waive all rights or benefits which I now have, with the express intention of releasing and extinguishing unknown or unsuspected obligations, and I warrant that I am currently unaware of any claim(s), rights(s), demands(s), or debt(s), actions(s), obligations(s), liability or causes(s) of action whatsoever against the Company which I have not released pursuant to this Release. I, [Name], understand, agree and acknowledge that this Release is intended to include in its effect, without limitation, claims and causes of action which I do not know of or suspect to exist in my favor at the time of executing this Release, and that this Release contemplates extinguishment of all such claims and causes of action.

        12.2. That, I, [Name], have had the opportunity to consult with a representative of my own choosing with respect to this Release; that I have read this Release; that I am fully aware of its contents and of its legal effect; and I freely and voluntarily entered into it.

        13.3. That, I, [Name], will not file or bring any claims, charges, complaints, or other actions against the Company or the Company Group arising out of or based upon the circumstances of my employment or my separation from employment, except as otherwise expressly required by law or with respect to matters not released hereunder.

        14.4. That, I, [Name], warrant that except as expressly set forth herein, no representations of any kind or character have been made to me by the Company or any of the Company's agents, representatives, employees or attorneys (or anyone else purporting to act in any such capacities) to induce me to execute this Release.

        15.5. That, I, [Name], acknowledge and agree that none of the Employment Agreement, the consideration given thereunder or this Release is to be construed as an admission by the Company or as an admission of any act or fact whatsoever.

        16.6. The consideration set forth in Section 8 of the Employment Agreement exceeds any amount and/or consideration to which I would otherwise be entitled under the Company's standard operating policies, practices, or as required by law. All amounts to which I would be entitled under the Company's policies, practices and/or as required by law have been tendered to me and are hereby

2

acknowledged. Therefore, said consideration is not paid as wages or other compensation due, but is paid solely in consideration of this Release and the provisions set forth herein relating to Confidential Information.

        17.7. Compliance With Older Workers Benefit Protection Act.

        In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and [Name] do hereby acknowledge as follows:

          (a)   (a) That, I, [Name], acknowledge that this Release specifically applies to any rights or claims I may have against the Company or any party released herein under the federal Age Discrimination in Employment Act of 1967, as amended;

          (b)   (b) This Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Release is executed by the parties;

          (c)   (c) That, I, [Name], acknowledge that the consideration provided for in this Release and the provisions of this paragraph are in addition to that to which I am already entitled;

          (d)   (d) That, I, [Name], understand that this Release shall be revocable for a seven (7) day period following execution of this Release by me. Accordingly, this Release shall not become effective or enforceable until the expiration of this seven (7) day revocation period.

          (e)   (e) That, I, [Name], acknowledge that I have been advised of my right to consult with an attorney, and have in fact consulted with an attorney, prior to signing this Release and have been given a period of twenty-one (21) days within which to consider whether to sign this Release.

        18.   This Release is made in the State of New York and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning and not strictly for or against either party.

        19.   In the event that it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach thereof, the prevailing party in such action shall be entitled to costs and reasonable attorneys' fees.

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        PLEASE READ CAREFULLY, THIS RELEASE INCLUDES A WAIVER AND A SETTLEMENT OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: , 20	[NAME]

Address:

DATED: , 2003	TRAVEL TRANSACTION PROCESSING CORPORATION
By:

Title:

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[Worldspan letterhead]

November 19, 2003

Mr. Rakesh Gangwal
President and Chief Executive Officer
Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339

Dear Rakesh:

Reference is made herein to the Employment Agreement (the "Agreement"), dated June 30, 2003, among Travel Transaction Processing Corporation ("Holding"), Worldspan, L.P. (the "Company") and you (the "Executive"). Pursuant to the terms of this letter agreement, Holding, the Company and the Executive agree to amend the provisions of the Agreement, effective as of June 30, 2003, as set forth below.

1.
Section 3 of the Agreement is hereby amended and restated in its entirety as follows:

          "3. Compensation. (a) Base Salary. As compensation for the services to be performed by the Executive during the Employment Period, the Company shall pay the Executive a base salary at an annualized rate of $1,000,000, payable in installments on the Company's regular payroll dates (but no less frequently than monthly). The Board shall review the Executive's base salary annually during the Employment Period and, in its sole discretion, may increase such base salary from time to time. The annual base salary payable to the Executive under this Section 3(a), as the same may be increased from time to time, shall hereinafter be referred to as the "Base Salary."

          (b)    Performance Bonus.    During the Employment Period, in addition to the Base Salary, the Executive shall be afforded an annual cash incentive bonus opportunity (the "Performance Bonus") with a target Performance Bonus equal to 100% of the Executive's Base Salary (the "Target Bonus"), which shall be payable if the Company achieves 100% of the performance objectives established from time to time by the Board or a committee thereof for the applicable period (the "Bonus Targets"), provided that if the actual performance of the Company for such period either exceeds or does not meet 100% of the Bonus Targets, then the amount of the Performance Bonus shall be adjusted positively or negatively according to the tiers specified in Appendix A. The Performance Bonus for Calendar year 2003 and any year thereafter in which the Executive's employment terminates pursuant to Section 2 shall be prorated to reflect the percentage of the year the Executive was employed by the Company. The actual amount payable in any period in respect of the Performance Bonus shall hereinafter be referred to as the "Incentive Bonus." The Incentive Bonus shall be paid as soon as practicable following the receipt by the Board of the Company's audited financial statements for the year it is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive."

2.
Clauses (b) and (c) of Section 5 of the Agreement are hereby amended and restated in their entirety as follows:

          "(b) for purposes of measuring the 60-month period with respect to termination of employment prior to the fifth anniversary of the Effective Date, the Executive shall be deemed to have been employed by the Company during the 60-month period immediately preceding the Effective Date and to have received monthly compensation during such period equal to one-twelfth of the sum of his Base Salary and Target Bonus hereunder, and (c) for purposes of determining monthly compensation with respect to each calendar year or portion thereof during the Employment Period, the Executive's monthly compensation shall be equal to (A) the sum of the

1

  Base Salary and Incentive Bonus earned with respect to such calendar year (without regard to when such amounts are paid or are electively deferred) divided by 12 (or if fewer, the number of full months of actual employment during such calendar year), provided, that for any calendar year with respect to which no Incentive Bonus has been paid as of the date of termination of employment, the Executive shall be deemed to have earned an Incentive Bonus equal to the Target Bonus for such calendar year."

3.
The parties acknowledge that, in accordance with the Agreement, certain amounts were paid to Executive between July 1, 2003 and the date of this letter agreement as an annual bonus under Section 3(b) of the Agreement ("Annual Bonus"). Effective as of June 30, 2003, the parties agree that: (a) as soon as practicable after the signing of this letter agreement, Executive will be paid for all Base Salary (as defined in Section 3(a) of the Agreement as amended by this letter agreement) amounts which were not paid as of the date of this letter, less any Annual Bonus amounts which were paid to Executive; and (b) unless otherwise required by law, the parties will treat for all purposes any Annual Bonus amounts paid under previous Section 3 as Base Salary under Section 3 as revised herein.

4.
All references to "Annual Bonus," "Continued Annual Bonus" and "Prorated Annual Bonus" contained in the Agreement and the reference to Section 3(b) contained in Section 8(c) of the Agreement are hereby removed from the Agreement and shall have no further force or effect.

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Except as otherwise provided in this letter agreement, the terms of the Agreement shall remain in full force and effect.

Sincerely,
Travel Transaction Processing Corporation
/s/ DOUGLAS L. ABRAMSON Douglas L. Abramson Senior Vice President-Human Resources, General Counsel and Secretary
Worldspan, L.P.
/s/ DOUGLAS L. ABRAMSON Douglas L. Abramson Senior Vice President-Human Resources, General Counsel and Secretary
Acknowledged and Agreed:

/s/ RAKESH GANGWAL Rakesh Gangwal

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QuickLinks

  Exhibit 10.13
  Appendix B
  Exhibit A
Travel Transaction Processing Corporation Stock Incentive Plan
  Exhibit B
STOCK OPTION AGREEMENT
SCHEDULE A
  Exhibit C
[FORM OF] GENERAL RELEASE OF ALL CLAIMS